Exhibit 5.1

Carlos Ramirez

T: +1 858 550 6157

cramirez@cooley.com

May 29, 2024

Acadia Pharmaceuticals Inc.

12830 El Camino Real, Suite 400

San Diego, CA 92130

Re:	Acadia Pharmaceuticals Inc. – Post-Effective Amendments to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Acadia Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 1 to each of the Company’s registration statements on Form S-8 (File Nos. 333-168667, 333-190400, 333-207971, 333-213109, 333-219785, 333-226834, 333-232981, 333-266680 and 333-269611), as filed with the Commission on August 9, 2010, August 6, 2013, November 12, 2015, August 12, 2016, August 8, 2017, August 14, 2018, August 2, 2019, August 9, 2022 and February 7, 2023, respectively (such registration statements, collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Post-Effective Amendments”).

The Prior Registration Statements covered the offering of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), previously available for issuance under the Acadia Pharmaceuticals Inc. 2023 Inducement Plan (the “2023 Plan”) and the Acadia Pharmaceuticals Inc. 2010 Equity Incentive Plan, as amended (together with the 2023 Plan, the “Prior Plans”). For purposes of this opinion, the “Shares” means up to 27,959,981 shares of Common Stock, which is the sum of 5,167,736 shares of Common Stock that had been available for grants of new awards under the Prior Plans and 22,792,245 shares of Common Stock subject to outstanding stock awards granted under the Prior Plans, that from and after May 29, 2024, may become available for grant under the Acadia Pharmaceuticals Inc. 2024 Equity Incentive Plan (the “2024 Plan”) as described in the Post-Effective Amendments.

In connection with this opinion, we have examined and relied upon (a) the Prior Registration Statements, the Post-Effective Amendments and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Prior Plans, (d) the 2024 Plan, and (e) such other records, documents, opinions, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

10265 Science center drive, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

May 29, 2024

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2024 Plan, the Post-Effective Amendments and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Carlos Ramirez
Carlos Ramirez

10265 Science center drive, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com